Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Public Relations Contact:
Brad Cohen	Lisa Greb
ICR, LLC	Director, Corporate Communications
330/463-6865	Jo-Ann Stores, Inc.
http://www.joann.com	330/463-3442

JO-ANN STORES ANNOUNCES FIRST QUARTER SALES RESULTS

Same-store sales increased 4.1% in the first quarter

HUDSON, OH – May 6, 2010 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that net sales for the first quarter ended May 1, 2010, increased 4.4% to $480.3 million compared to $460.0 million for the same period last year. Same-store sales increased 4.1% versus a same-store sales increase of 1.0% for the first quarter last year. Traffic increased 2.9% and average ticket increased 1.2%.

Large-format store net sales for the quarter increased 3.9% to $257.2 million compared to the same period last year. Same-store sales for large-format stores increased 1.9% compared with a decrease of 0.6% in the first quarter last year. Small-format store net sales increased 4.9% to $212.8 million compared to the same period last year. Same-store sales for small-format stores increased 6.9% compared with an increase of 3.0% in the first quarter last year. Internet sales through Joann.com increased 8.4% to $10.3 million compared to the same period last year.

Sewing same-store sales increased 5.5%. The company continued to experience strength in the majority of its fabric and sewing notions merchandise categories. Non-sewing same-store sales increased 3.2% due to growth in core craft merchandise categories and positive same-store sales from seasonal categories.

First Quarter Conference Call

The company will report earnings for its first quarter of fiscal 2011 on May 26, 2010. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), is the leading national fabric and craft retailer with 750 locations in 48 states.